                                                                    EXHIBIT 99.1

              Supplemental Management's Discussion and Analysis of
                   Financial Condition and Operating Results

INTRODUCTION

  The following discussion and financial information is presented to aid in understanding Regions Financial Corporation's (Regions or the Company) financial position and results of operations. The emphasis of this discussion will be on the years 1995, 1994 and 1993; however, financial information for prior years will also be presented when appropriate.
  On March 1, 1996, First National Bancorp (First National) of Gainesville, Georgia, merged with and into Regions. The merger was accounted for as a pooling of interests and, accordingly, financial information for all prior periods has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented.
  Regions' primary business is banking. In 1995, Regions' banking affiliates contributed approximately $196 million to consolidated net income. Selected information as of December 31, 1995, on Regions' banking affiliates is as follows:


                                                                                                                Full-
                                                                                                              Service
        Name of Affiliate                           Assets                Loans             Deposits          Offices
- ------------------------------------------------------------------------------------------------------------------------
   (dollar amounts in thousands)
- ------------------------------------------------------------------------------------------------------------------------
  First Alabama Bank                              $10,280,106             $7,151,050         $7,850,521          179

  First National Bancorp                            3,143,214              2,021,405          2,601,471           64

  Regions Bank of Louisiana                         2,148,256              1,464,821          1,619,793           41

  Regions Bank of Florida                             578,805                365,841            514,983           27

  Regions Bank of Tennessee                           481,463                396,467            430,016           23

  Regions Bank of Georgia                             110,733                 31,310             97,295            4

  Regions Bank of Rome(Georgia)                       174,827                 95,006            160,607            2

  Regions Bank, FSB (Georgia)                         389,583                323,814            351,640            5

  Supplementing the Company's banking operations are a mortgage banking company, credit life insurance related companies, a registered broker/dealer firm and a commercial accounts receivable financing, billing and collection company. Regions has no foreign operations, although it maintains an International Department to assist customers with their foreign transactions. The mortgage banking company services approximately $10.6 billion in mortgage loans and in 1995 contributed approximately $9.3 million to net income.
  The Company's principal market areas are all of Alabama, northern Georgia, parts of Louisiana, northwest and central Florida and middle Tennessee. In addition, real estate mortgage loan origination offices are located in other market areas in Tennessee, and in the states of Mississippi and South Carolina.
  The acquisitions of other banks and related institutions have contributed significantly to Regions' growth during the last three years. Regions has expanded into new markets and strengthened its presence in existing markets.
    In 1993, Regions entered the Louisiana banking market for the first time through the acquisition of Secor Bank, Federal Savings Bank, which added $1.8 billion in assets. Secor's 15 offices in Louisiana, with approximately $789 million in deposits, provided Regions with a retail banking franchise in New Orleans and northern Louisiana. Secor's banking offices in Alabama, with approximately $429 million in deposits, strengthened Regions' market presence in several major Alabama market areas.
    Also in 1993, Regions expanded its northwest Florida franchise through the acquisition of two thrifts with $190 million in assets and expanded its Tennessee franchise through the acquisition of the Franklin County Bank with $68 million in assets.
    First National expanded in northwestern Georgia in 1993 through the acquisition of two banks with combined assets of $92 million.
  During 1994, acquisitions strengthened Regions' franchise in Alabama, Louisiana and Georgia. In Alabama, Regions added $494 million in assets through two acquisitions--Union Bank & Trust Company and First Fayette Bancshares, Inc. Louisiana acquisitions in Baton Rouge, New Roads and Monroe added $626 million in assets. These banks, along with Secor Bank, were merged to form state-chartered Regions Bank of Louisiana. In Georgia, the addition of First Community Bancshares, Inc. (now Regions Bank of Rome) in September 1994 enabled Regions to establish a market presence in Rome, Georgia. In 1994, First National entered into two new banking markets in Georgia, Winder and Douglasville, adding $200 million in assets.
  Regions' acquisition activity in 1995 included increasing its New Orleans area presence through the purchase of First Commercial Bancshares, Inc. and its affiliate bank, the First National Bank of St. Bernard Parish, which was merged into Regions Bank of Louisiana. The addition of Fidelity Federal Savings Bank of Dalton, Georgia and the Cartersville, Georgia office of Prudential Savings Bank (both now Regions Bank, FSB) added $393 million in assets and enhanced Regions' market coverage in northwestern Georgia.
  In 1995 First National expanded into central Florida through the acquisition
of FF Bancorp, Inc. (FF Bancorp).   FF Bancorp is the holding company of two
thrift institutions--First Federal Savings Bank of New Smyrna Beach, Florida, and First Federal Savings Bank of Citrus County, Florida--and a commercial
bank, Key Bank of Tampa, Florida.   The acquisition of FF Bancorp added
approximately $631 million in assets and nine offices.
  Regions expanded its line of businesses in 1995 through the acquisition of Interstate Billing Service, Inc., headquartered in Decatur, Alabama.
Interstate Billing factors commercial accounts receivables and performs billing and collection services for its clients. Interstate Billing currently does business in more than 25 states, primarily serving clients related to the automotive service industry.
  Regions' and First National's acquisitions over the last three years are summarized in the following chart.



                                                                                   TOTAL ASSETS               ACCOUNTING
DATE           COMPANY ACQUIRED                  HEADQUARTERS LOCATION             (in thousands)             TREATMENT
- --------------------------------------------------------------------------------------------------------------------------
1995
March          First Commercial                  Chalmette, Louisiana                $112,968                 Purchase
                 Bancshares, Inc.
May            Fidelity Federal                  Dalton, Georgia                      333,336                 Pooling
                 Savings Bank
July           Interstate Billing                Decatur, Alabama                      30,521                 Pooling
                 Service, Inc.
July           FF Bancorp, Inc.                  New Smyrna Beach, Florida            631,168                 Pooling
November       Branch Office of                  Cartersville, Georgia                 59,933                 Purchase
                 Prudential Savings
                 Bank
1994
February      Metro Bancorp, Inc.                Douglasville, Georgia                145,482                 Purchase
May           Guaranty Bancorp Inc.              Baton Rouge, Louisiana               186,879                 Pooling
July           First Fayette                     Fayette, Alabama                      76,586                 Purchase
                 Bancshares Inc.
July           Barrow Bancshares, Inc.           Winder, Georgia                       54,687                 Pooling
August         BNR Bancshares Inc.               New Roads, Louisiana                 136,799                 Pooling
September      First Community                   Rome, Georgia                        125,090                 Pooling
                 Bancshares, Inc.


November       American Bancshares,              Monroe, Louisiana                    302,674                 Purchase
                 Inc.
December       Union Bank & Trust                Montgomery, Alabama                  417,903                 Purchase
                 Company
1993
May            Villa Rica Bancorp, Inc.          Villa Rica, Georgia                   55,553                 Pooling
June           Franklin County Bank              Winchester, Tennessee                 68,034                 Purchase
August         The Community Bank of             Carrollton, Georgia                   36,503                 Pooling
               Carrollton
October        First Federal Savings             DeFuniak Springs,                     89,295                 Purchase
                 Bank of DeFuniak                  Florida
                 Springs
December       First Federal Savings             Marianna, Florida                    101,084                 Purchase
                 Bank
December       Secor Bank,  Federal              Birmingham, Alabama                1,831,937                 Purchase
                 Savings Bank

  As of December 31, 1995, Regions and First National had six pending acquisitions, five in Georgia and one in Louisiana. These acquisitions have combined assets of approximately $664 million and would increase Regions' asset size to $17.5 billion. See Note Q to the supplemental consolidated financial statements for additional information regarding pending acquisitions.

FINANCIAL CONDITION

  Regions' financial condition depends primarily on the quality and nature of its assets, liabilities and capital structure, the market and economic conditions, and the quality of its personnel.

LOANS AND ALLOWANCE FOR LOAN LOSSES
  As a financial institution, Regions' primary investment is loans. At December 31, 1995, loans represented 74% of Regions' earning assets.
  Over the last four years loans increased a total of $5.8 billion, a compound growth rate of 19%. Loans acquired in connection with acquisitions over the last four years contributed $2.7 billion of this growth. The most significant growth in the loan portfolio occurred in 1992, 1993 and 1994, with loans increasing $931 million, $1.8 billion, and $2.4 billion, respectively. Approximately $289 million of the 1992 growth resulted from the acquisition of Security Federal (now Regions Bank of Tennessee), including $234 million in single-family residential mortgage loans. The acquisitions of Secor Bank, Franklin County Bank and the two Florida thrifts in 1993 added $1.2 billion in loans. The acquisition of seven banks in 1994 added $744 million in loans and the four acquisitions in 1995 added $443 million in loans.
  During 1995, Regions securitized $396 million in single-family residential mortgage loans. These assets were transferred from the loan portfolio to the available for sale securities portfolio. The securitization of these loans gives Regions additional flexibility for funding purposes and results in a lower risk-weighted capital allocation for these assets. After adjusting for the effect of the securitization, loans would have increased $1.1 billion or 10% in 1995.
   All major categories of loans have shared in the growth in the loan portfolio over the last four years, with the strongest growth occurring in real estate mortgages (primarily single-family residential mortgages) and consumer loans. Over the last four years, commercial, financial and agricultural loans increased $789 million or 45%. Real estate construction loans increased $368 million or 140% over the same period. Real estate mortgage loans increased $3.2 billion or 142% and consumer loans increased $1.5 billion or 102% over the last four years.
  Regions' real estate mortgage portfolio includes $1.6 billion of mortgage loans secured by single-family residences that were originated by Regions' mortgage subsidiary. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $214 million in 1993 and $982 million in 1994, accounting for approximately 12% and 41%, respectively, of the growth in total loans in 1993 and 1994. The securitization in 1995 of the $396 million in single-family residential mortgages resulted in this portfolio declining $123 million in 1995. Eighty-six percent of the overall balance consists of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.
  Regions' real estate portfolio also includes $647 million of single-family mortgage loans obtained in the Secor Bank acquisition. Fixed-rate single-family mortgages with original terms greater than 15 years comprise 36% of the overall balance of these loans. Fixed-rate single-family mortgages with original terms of 15 years or less comprise 31% of the overall balance of these loans. Single-family ARM's, which have rates approximately 268 basis points above one of several money market indices when fully priced, comprise the remaining 33% of the overall balance of these loans.
  A sound credit policy and careful, consistent credit review are vital to a successful lending program. All affiliates of Regions operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. Regions' lending policy generally confines loans to local customers or to national firms doing business locally. Credit reviews and loan examinations help confirm that affiliates are adhering to these loan policies.
  Every loan carries some degree of credit risk. This risk is reflected in the supplemental consolidated financial statements by the size of the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is Regions' policy that when a loss is identified, it is charged against the allowance for loan losses in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, unless the underlying security or the customer's financial position makes a loss improbable.
  Regions' provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) gross and net loan charge-offs in the current year; (3) growth in the loan portfolio;
(4) the current level of the allowance in relation to total loans and to historical loss levels; (5) past due and non-accruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on Regions.

  Lending at Regions is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans, and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):

 (in thousands, net of unearned income)                      DECEMBER 31
                                    1995              1994            1993              1992              1991
- -------------------------------------------------------------------------------------------------------------------
Commercial                      $2,559,974        $2,347,912       $1,911,222         $1,880,851        $1,770,954
Real estate-construction           629,888           493,027          362,063            326,210           262,157
Real estate-mortgage             5,380,815         5,384,341        4,054,316          2,756,011         2,221,007
Consumer                         2,971,634         2,629,915        2,103,330          1,694,485         1,472,700
   TOTAL                       $11,542,311       $10,855,195       $8,430,931         $6,657,557        $5,726,818

  The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1995, based on remaining scheduled repayments of principal, due in (1) one year or less,
(2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.

 (in thousands)                                            LOANS MATURING
- ---------------------------------------------------------------------------------------------------------------------
                                                     AFTER ONE BUT
                                   WITHIN              WITHIN FIVE                   AFTER
                                 ONE YEAR                    YEARS              FIVE YEARS                    TOTAL
- ---------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural             $1,305,464               $  902,032              $  361,536               $2,569,032
Real estate-construction          471,089                   75,065                  83,734                  629,888
Real estate-mortgage              235,646                  710,397                 676,213                1,622,256
   TOTAL                       $2,012,199               $1,687,494              $1,121,483               $4,821,176


(in thousands)                                                  SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES
- ------------------------------------------------------------------------------------------------------------------
                                                                PREDETERMINED                            VARIABLE
                                                                         RATE                                RATE
- ------------------------------------------------------------------------------------------------------------------
Due after one year but within five years                           $  962,300                          $  725,194
Due after five years                                                  418,996                             702,487
                                                                   $1,381,296                          $1,427,681

  A coordinated effort is undertaken to identify credit risks in the loan portfolio for management purposes and to establish the loan loss provision and resulting allowance for accounting purposes. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks or possible losses. The primary responsibility for this review rests with the management of the individual banking offices. Their work is supplemented with reviews by Regions' internal audit staff and corporate loan examiners. Bank regulatory agencies and the Company's independent auditors provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a probable loss which should be recognized or a risk for which an allowance should be maintained.
  If, as a result of Regions' loan review and evaluation procedures, it is determined that payment of interest on a commercial or real estate loan is questionable, it is Regions' policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.
  Although it is Regions' policy to immediately charge off as a loss all loan amounts judged to be uncollectible, historical experience indicates that certain losses exist in the loan portfolio which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for loan losses is established by charging the provision for loan losses expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.
  The year-end allowance for loan losses as a percentage of loans ranged from a low of 1.32% in 1994 to a high of 1.51% in 1992. At December 31, 1995, the allowance for loan losses as a percentage of loans was 1.38%. The ratio of non- performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate declined steadily from 1.74% at December 31, 1991 to 0.68% at December 31, 1995. Generally improving economic conditions in Regions' markets during this period, partially offset by the effect of non-performing assets added by certain acquisitions, resulted in the declining trend in this ratio.
  The allowance for loan losses as a percentage of non-performing loans (including loans past due 90 days or more) was 232% at December 31, 1995, compared to 209% at December 31, 1994, and to 157% at December 31, 1993. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.
  The analysis of loan loss experience (see chart following) shows that net loan losses ranged from a high of $24.7 million in 1991 to a low of $15.9 million in 1993. Net loan losses were $19.0 million in 1995 and $18.0 million in 1994. Over the last five years net loan losses averaged 0.25% of average loans and were 0.17% in 1995. Regions' relatively low level of net loan losses is due to favorable economic conditions relative to some other sections of the country, quality control efforts in the underwriting and monitoring of loans, a substantial amount of recoveries of previously charged- off loans, and an increase in single-family residential mortgage loans as a percentage of the loan portfolio, which historically have had lower net loan losses than other categories of loans.
  In order to assess the risk characteristics of the loan portfolio at December 31, 1995, it is appropriate to consider the three major categories of loans--commercial, real estate and consumer.
  Regions' commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, 18% of the portfolio is held by banking offices in the Birmingham MSA (metropolitan statistical area). Approximately 11% is held within the Mobile MSA, 9% within the Montgomery MSA, 4% within the Tuscaloosa MSA and 3% within the Huntsville MSA. Regions' banking offices in the northern part of Georgia hold approximately 20% of the commercial loan portfolio. The remaining 35% of the portfolio is geographically dispersed among the other offices. A small portion of these loans is secured by properties outside Regions' banking market areas.
  The Birmingham MSA, with civilian employment of approximately 448,000, is Alabama's largest metropolitan area. Service industries, such as health care and finance, and retail trade play a key role in the local economy. Steel, coal and manufacturing are still important to the Birmingham economy, but service industries have helped diversify the city's economic base.
  The Mobile MSA, with civilian employment of approximately 262,000, is diversified in heavy industry, forest products, shipbuilding, tourism, oil and gas production, agriculture and international trade.
  The Montgomery MSA, with civilian employment of approximately 154,000, is stabilized by government and military payrolls. The business community in Montgomery is diversified and consists mainly of light industry and facilities specializing in transportation and distribution. The city is a retail trade center for central and south Alabama and agriculture also plays an important role in the economy.
  The Tuscaloosa MSA, with civilian employment of approximately 78,000, is diversified among education, health care and mining activities. Stability in the Tuscaloosa market is provided by the large employment base of a state university and two state hospitals, which are not as susceptible to economic downturns as other industries. The construction of a Mercedes-Benz automobile manufacturing facility between Birmingham and Tuscaloosa is having a favorable impact on the economies of both areas.
  The Huntsville MSA, with civilian employment of approximately 163,000, has a large number of high technology companies. Government and military payrolls related to the space program are also important.
  The economy of north Georgia is diversified with a strong presence in poultry production, carpet manufacturing, automotive manufacturing related industries, tourism, and various service sector industries. A well developed transportation system has contributed to growth in north Georgia. This area has experienced rapid population growth and has very favorable household income characteristics, relative to other parts of Georgia.
  During the last five years, net losses on commercial loans ranged from a low of 0.18% in 1995 to a high of 0.64% in 1992. Future losses are a function of many variables, of which general economic conditions are the most important. If economic conditions weaken in 1996, net commercial loan losses will likely exceed the 1995 level. A continuation of moderate economic growth during 1996 in Regions' market areas could result in 1996 net commercial loan losses approximating the 1995 level.
  Regions' real estate loan portfolio consists of construction and land development loans, loans to businesses for long- term financing of land and buildings, loans on one-to-four family residential properties, loans to mortgage banking companies (which are secured primarily by loans on one-to-four family residential properties and are known as warehoused mortgage loans) and various other loans secured by real estate.
  Real estate construction loans increased $137 million in 1995 to $630 million. At December 31, 1995, these loans represented 5.5% of Regions' total loan portfolio, compared to 4.6% at the end of 1991. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns and in periods of high interest rates. Regions has not been an active lender to speculative real estate developers or to developers outside its market areas.
  The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within Regions' markets. Total loans secured by non-farm, non-residential properties totaled $1.6 billion at December 31, 1995. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of principals of the borrowers.
  Generally, Regions' most significant market areas have not experienced rapid increases in real estate property values or significant overbuilding. Therefore, in management's opinion, real estate loan collateral values in Regions' market areas should not be as vulnerable to significant deterioration, as would other market areas which have experienced rapidly increasing property values and significant overbuilding. However, collateral values are difficult to estimate and are subject to change depending on economic conditions, the supply of and demand for properties and other factors. Regions attempts to mitigate the risks of real estate lending by adhering to strict loan underwriting policies and by diversifying the portfolio both geographically within its market area and within industry groups.
  Loans on one-to-four family residential properties, which total approximately 73% of Regions' real estate mortgage portfolio, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically, this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.
  During the past five years, real estate loan net losses ranged from a high of 0.22% of real estate loans in 1991, to a low of 0.05% of real estate loans in 1995. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus, are very difficult to predict. Management's current estimate of 1996 net real estate loan losses approximates the level experienced in 1992 through 1994.
  Regions' consumer loan portfolio consists of $2.5 billion of consumer loans, $333 million in personal lines of credit (including home equity loans) and $149 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Regions' consumer loan portfolio includes $1.2 billion in indirect installment loans at December 31, 1995, compared to $1.1 billion at December 31, 1994. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of net consumer loan losses to consumer loans ranged from a low of 0.26% in 1994 to a high of 0.68% in 1991. In 1995 net consumer loan losses were 0.41%. Management expects net consumer loan losses in 1996 to be slightly higher than the 1995 level.

  The following table presents information on non-performing loans and real estate acquired in settlement of loans:

NON-PERFORMING ASSETS
(dollar amounts in thousands)

                                                                                    DECEMBER 31
- ---------------------------------------------------------------------------------------------------------------------------------
                                                         1995            1994             1993           1992            1991
- ---------------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
  Loans accounted for on a
   non-accrual basis                                    $54,132         $59,799         $62,063         $47,709         $59,312
  Loans contractually past due 90
   days or more as to principal or interest
   payments (exclusive of non-accrual
   loans)                                                10,238           5,843          13,280           6,272
                                                                                                                          6,502
  Loans whose terms have been
   renegotiated to provide a reduction
   or deferral of interest or principal
   because of a deterioration in the
   financial position of the borrower
   (exclusive of non-accrual loans and
   loans past due 90 days or more)                        4,234           2,863           4,533           5,422           1,613
 Real estate acquired in settlement of
  loans ("other real estate")                            10,137          18,718          28,021          33,441          32,544
  TOTAL                                                 $78,741         $87,223        $107,897         $92,844         $99,971
 Non-performing assets as a percentage of
  loans and other real estate                              0.68%           0.80%           1.28%           1.39%           1.74%


  The following analysis presents a five year history of the allowance for loan losses and loan loss data:

(dollar amounts in thousands)
                                       1995             1994              1993              1992              1991
- --------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of year       $143,464         $125,027         $ 100,248           $76,742           $66,531
Loans charged off:
  Commercial                         11,399           12,199             9,239            15,099            12,799
  Real estate                         6,643            8,261             7,344             5,692             7,080
  Installment                        17,169           10,555            10,922             9,676            12,957
   Total                             35,211           31,015            27,505            30,467            32,836
Recoveries:
  Commercial                          7,053            5,084             4,755             3,914             3,376
  Real estate                         3,609            3,372             3,237             1,802             1,918
  Installment                         5,580            4,563             3,598             3,009             2,874
   Total                             16,242           13,019            11,590             8,725             8,168
Net loans charged off:
  Commercial                          4,346            7,115             4,484            11,185             9,423
  Real estate                         3,034            4,889             4,107             3,890             5,162
  Installment                        11,589            5,992             7,324             6,667            10,083
   Total                             18,969           17,996            15,915            21,742            24,668
 Allowance of acquired banks          4,721           15,853            15,999             5,881               -0-
 Provision charged to expense        30,271           20,580            24,695            39,367            34,879
 Balance at end of year            $159,487         $143,464          $125,027          $100,248           $76,742
Average loans outstanding:
 Commercial                      $2,421,972       $2,147,183        $1,848,757        $1,752,448        $1,692,473
 Real estate                      6,130,853        4,880,319         3,259,040         2,632,640         2,353,502
 Installment                      2,860,075        2,325,354         1,863,813         1,603,586         1,486,944
   Total                        $11,412,900       $9,352,856        $6,971,610        $5,988,674        $5,532,919
Net charge-offs as percent of
   average loans outstanding:
  Commercial                           .18%              .33%              .24%              .64%              .56%
  Real estate                          .05               .10               .13               .15               .22
  Installment                          .41               .26               .39               .42               .68
   Total                               .17               .19               .23               .36               .45
Net charge-offs as percent
  of:
 Provision for loan losses            62.7%             87.4%             64.5%             55.2%             70.7%
 Allowance for loan losses            11.9              12.5              12.7              21.7              32.1
Allowance as percentage of:
 Loans, net of unearned income        1.38              1.32              1.48              1.51              1.34
Provision for loan losses
 (net of tax effect) as
 percentage of net income              9.6%              7.1%             10.5%             20.0%             21.8%


  At December 31, 1995, non-accrual loans totaled $54.1 million or 0.47% of loans, compared to $59.8 million or 0.55% of loans at December 31, 1994. Commercial loans comprised $16.2 million of the 1995 total, with real estate loans accounting for $31.3 million and consumer loans $6.6 million. The following table on SIC Classification provides additional information on non-accruing loans based on the customer's Standard Industrial Classification Code.
  Loans contractually past due 90 days or more were 0.09% of total loans at December 31, 1995, compared to 0.05% of total loans at December 31, 1994. Loans past due 90 days or more at December 31, 1995, consisted of $4.3 million in commercial and real estate loans, $4.4 million in installment loans and $1.5 million in personal lines of credit and credit card loans.
  Renegotiated loans were 0.04% of loans at December 31, 1995 and 0.03% of loans at December 31, 1994. Renegotiated loans have remained at low levels over the last five years, as a result of paydowns and payoffs on renegotiated loans which were added by acquisitions.
  Other real estate declined to $10.1 million at December 31, 1995, compared to $18.7 million at December 31, 1994. Increased sales of parcels of other real estate in 1995, combined with fewer additions, accounted for the decline in
other real estate in 1995.   Other real estate is recorded at the lower of (1)
the recorded investment in the loan or (2) the estimated net realizable value of the collateral. Although Regions does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in Regions' markets, actions by bank regulatory agencies, or other factors, could result in additional loss from other real estate.
  The amount of interest income earned in 1995 on the $54.1 million of non-accruing loans outstanding at year end was approximately $2.5 million. If these loans had been current in accordance with their original terms, approximately $6.1 million would have been earned on these loans in 1995. Approximately $337,000 in interest income would have been earned in 1995 under the original terms of the $4.2 million in renegotiated loans outstanding at December 31, 1995. Approximately $298,000 in interest income was actually earned in 1995 on these loans.
  In the normal course of business, Regions makes commitments under various terms to lend funds to its customers. These commitments include (among others) revolving credit agreements, term loan agreements and short-term borrowing arrangements, which are usually for working capital needs. Letters of credit are also issued, which under certain conditions could result in loans. See Note L to the supplemental consolidated financial statements for additional information on commitments.

  The commercial, real estate and consumer loan portfolios are highly diversified in terms of industry concentrations. The following table shows the largest concentrations in terms of the customer's Standard Industrial Classification Code (SIC) at December 31, 1995:


(dollar amounts in millions)
- ---------------------------------------------------------------------------------------
                                                                    1995
- ---------------------------------------------------------------------------------------
                                                                      % OF       % NON-
SIC CLASSIFICATION                                    AMOUNT         TOTAL      ACCRUAL
- ---------------------------------------------------------------------------------------
Individuals                                          $6,718.4        58.1%       0.5%

Services:

 Physicians                                              60.2         0.5        0.0
 Business services                                       45.9         0.4        0.0
 Religious organizations                                 99.5         0.9        0.0
 Legal services                                          44.4         0.4        0.0
 All other services                                     596.4         5.1        0.3
  Total services                                        846.4         7.3        0.3
 Manufacturing:
  Electrical equipment                                   39.0         0.3        0.0
  Food and kindred products                              77.6         0.7        0.1
  Rubber and plastic products                            17.7         0.2        0.0
  Lumber and wood products                               71.7         0.6        0.0
  Fabricated metal products                              63.5         0.5        0.1
  All other manufacturing                               296.5         2.6        0.1
   Total manufacturing                                  566.0         4.9        0.3
 Wholesale trade                                        262.8         2.3        0.1
 Finance, insurance and real estate:
  Real estate                                           527.1         4.6        0.2
  Banks and credit agencies                              89.1         0.8        0.0
  All other finance, insurance
    and real estate                                     135.0         1.1        0.1
   Total finance, insurance
    and real estate                                     751.2         6.5        0.3
 Construction:
  Residential building construction                     185.9         1.6        0.1
  General contractors and builders                       88.9         0.7        0.0
  All other construction                                262.8         2.3        0.5
   Total construction                                   537.6         4.6        0.6
 Retail trade:
  Automobile dealers                                    202.2         1.7        0.0
  All other retail trade                                262.0         2.3        0.3
   Total retail trade                                   464.2         4.0        0.3
 Agriculture, forestry and fishing                      162.2         1.4        0.5
 Transportation, communication,
  electrical, gas and sanitary                          162.8         1.4        0.6
 Mining (including oil and gas
 extraction)                                             13.8         0.1        0.0
Public administration                                    63.3         0.5        4.8
Revolving credit loans                                  437.3         3.8        0.0
Other                                                   583.6         5.1        0.7
  TOTAL                                             $11,569.6       100.0%       0.5%

INTEREST-BEARING DEPOSITS IN OTHER BANKS

  Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. This category of earning assets declined from $79.2 million at December 31, 1993, to $16.9 million at December 31, 1994, as alternative investments became more attractive. Interest-bearing deposits in other banks, acquired in connection with acquisitions in 1995, was the primary reason for this asset increasing to $56.5 million at December 31, 1995.

Securities

  Effective January 1, 1994, Regions adopted Statement of Financial Accounting Standards no. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that debt securities, which the Company has both the positive intent and ability to hold to maturity, should be carried at amortized cost. These securities are classified as investment securities in the supplemental consolidated financial statements. Debt securities, which the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities, are carried at estimated fair value and are included in securities available for sale in the supplemental consolidated financial statements, exclusive of any such securities that are included in trading securities. Unrealized holding gains and losses on securities available for sale, net of taxes, are carried as a separate component of stockholders' equity. The following table shows the carrying values of securities as follows:

(in thousands)                                                           December 31
- ---------------------------------------------------------------------------------------------------------
                                                      1995                  1994                  1993
- ---------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury & Federal agency securities        $  894,606            $  903,390            $1,008,992
  Obligations of states and political                 425,456               410,673               365,738
    subdivisions
  Mortgage-backed securities                          268,926               791,443             1,518,179
  Other securities                                        118                   736                49,952
  Equity securities                                       -0-                   -0-                50,556
      TOTAL                                        $1,589,106            $2,106,242            $2,993,417

Securities available for sale:
  U.S. Treasury & Federal agency securities        $  799,190              $627,985
  Obligations of states and political
    subdivisions                                       20,219                 3,482
  Mortgage-backed securities                        1,406,264               559,504
  Other securities                                     15,092                10,626
  Equity securities                                    33,910                38,452
      TOTAL                                        $2,274,675            $1,240,049

  In 1995, total securities increased $517 million or 15%. U. S. Treasury and Federal agency securities accounted for $162 million of this increase, with mortgage-backed securities increasing $324 million or 24%. During 1995, $396 million of single-family residential mortgage loans were securitized and transferred from the loan portfolio to mortgage-backed securities in the available for sale securities portfolio. Excluding the effect of securitizations, mortgage-backed securities would have decreased $72 million in 1995, due to maturities and paydowns. Obligations of states and political subdivisions increased $32 million or 8%.
  In December 1995, regions reclassified $644 million of investment securities to securities available for sale in accordance with the Financial Accounting Standards Board Implementation Guide for SFAS 115. This reclassification gives regions additional flexibility in managing its securities portfolios.
  Total securities increased $353 million or 12% in 1994. U. S. Treasury and Federal agency securities increased $522.4 million or 52%. Mortgage-backed securities decreased

$167.2 million or 11% due to maturities and paydowns. Obligations of states and political subdivisions increased $48.4 million or 13%.
  Regions' investment portfolio policy stresses quality and liquidity. at December 31, 1995, the average maturity of U.S. Treasury and Federal agency securities was 2.9 years and that of obligations of states and political subdivisions was 9.0 years. The average maturity of mortgage-backed securities was 15.6 years and other securities had an average maturity of 7.6 years. Overall, the average maturity of the portfolio was 9.2 years using contractual maturities and 4.2 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have primarily short to intermediate term maturities.
  The estimated fair market value of Regions' investment securities portfolio at December 31, 1995, was 2.4% ($37.7 million) above the amount carried on Regions' books. Regions' securities available for sale portfolio at December 31, 1995, included net unrealized gains of $24.1 million. Regions' investment securities and securities available for sale portfolios included gross unrealized gains of $73.0 million and gross unrealized losses of $11.2 million at December 31, 1995. market values of these portfolios vary significantly as interest rates change; however, management expects normal maturities from the securities portfolios to meet liquidity needs.
  Of regions' tax-free securities rated by Moody's Investors Service, Inc., 97% are rated "A" or better. Thirteen percent of the tax-free bond portfolio is non-rated. The portfolio is carefully monitored to assure no unreasonable concentration of securities in the obligations of a single debtor and current credit reviews are conducted on each security holding.

  The following table shows the maturities of securities (excluding equity securities) at December 31, 1995, the weighted average yields and the taxable equivalent adjustment used in calculating the yields:


(in thousands)                                                                    SECURITIES MATURING
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                       After One       After Five
                                                         Within       But Within       But Within           After
                                                       One Year       Five Years        Ten Years       Ten Years             TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury and Federal agency securities          $152,343         $700,947         $ 41,316        $    -0-        $  894,606
  Obligations of states and political
    subdivisions                                         21,814           97,262          128,240         178,140           425,456
  Mortgage-backed securities                                -0-           69,637           30,978         168,311           268,926
  Other securities                                          100              -0-              -0-              18               118
      TOTAL                                            $174,257         $867,846         $200,534        $346,469        $1,589,106

  Weighted average yield                                   6.79%            7.57%            7.75%           7.08%             7.40%

Securities available for sale:
  U.S. Treasury and Federal agency securities          $344,476         $449,700         $  5,014        $    -0-        $  799,190
  Obligations of states and political
    subdivisions                                         17,167            1,883            1,071              98            20,219
  Mortgage-backed securities                            249,972          168,398          207,910         779,984         1,406,264
  Other securities                                       13,087              534              687             784            15,092
      TOTAL                                            $624,702         $620,515         $214,682        $780,866        $2,240,765

  Weighted average yield                                   6.29%            6.65%            6.17%           6.46%             6.44%

Taxable equivalent adjustment for calculation
  of yield                                             $    752         $  3,446         $  3,845        $  4,913         $  12,956

   Note: The weighted average yields are calculated on the basis of the yield to maturity based on the book value of each security. Weighted average yields on tax-exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. Yields on tax-exempt obligations have not been adjusted for the non-deductible portion of interest expense used to finance the purchase of tax-exempt obligations.

LIQUIDITY
  Liquidity is an important factor in the financial condition of Regions and affects Regions' ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and securities, are funded by customer deposits, purchased funds, borrowed funds and stockholders' equity.
  The securities portfolio is one of Regions' primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see table on Securities Maturing above). Maturities in the loan portfolio also provide a steady flow of funds (see previous table on Loans Maturing). At December 31, 1995, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $2.0 billion, as well as securities of $799 million, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. Historically, the Company's high levels of net operating earnings also contribute to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. Regions' liquidity also continues to be enhanced by a relatively stable deposit base.
  The loan to deposit ratio increased from 77.06% at December 31, 1993, to 86.32% at December 31, 1994, as earning asset growth outpaced the growth in deposits, generating the need to increase purchased funds. At December 31, 1995, the loan to deposit ratio declined to 85.51%, primarily as a result of the securitization of approximately $396 million in loans and the subsequent transfer of these assets to the available for sale securities portfolio. The securitization of these loans improved Regions' liquidity position, since these assets are now more easily salable; however, Regions currently has no plans to sell these securities. In addition, these securities can be used as collateral for securitized borrowings.
  As shown in the Supplemental Consolidated Statement of Cash Flows, operating activities, provided significant levels of funds in all three years, due primarily to high levels of net income. A decrease in mortgages held for sale in 1994, resulted in a significant increase in cash provided by operating activities in that year. Investing activities, primarily in loans and securities, were a net user of funds in all three years. Strong loan growth over the last three years, particularly in 1994, has required a significant amount of funds for investing activities. Funds needed for investing activities were provided primarily by deposits, purchased funds, and borrowings.
Financing activities provided more funds in 1994 due to more reliance on short- and long-term borrowings. Increases in deposits provided more funds in 1993 and 1995. Cash dividends and the open-market purchase of the Company's common stock, which was reissued in connection with specific purchase acquisitions, also required funds in 1993, 1994 and 1995.
  First Alabama Bank's short-term certificates of deposit are rated "A-1+" by Standard & Poor's Corporation. This is the highest rating available for any company. First Alabama Bank's long-term certificates of deposit are rated "AA-", which is higher than any other Alabama bank and among the highest in the Southeast.
  Moody's Investors Service has also given similar quality ratings to First Alabama Bank's short- and long-term debt and certificates of deposit. Short-term debt and certificates of deposit are rated "P-1" and long-term debt and certificates of deposit are rated "Aa2".
  In addition, First Alabama Bank received the highest issuer rating available ("A") from the internationally recognized bank rating organization, Thomson Bankwatch. This organization also assigned its highest short-term rating of "TBW-1" to First Alabama Bank's certificates of deposit.
  Regions Financial Corporation's (the parent company) commercial paper has also been assigned a rating of "TBW-1" by Thomson Bankwatch. Regions Financial Corporation has also received Thomson Bankwatch's highest issuer rating of "A".
  The $200 million in subordinated debt issued by Regions is rated "A" by Standard & Poor's Corporation, "A2" by Moody's Investors Service, and "AA-" by Thomson Bankwatch.
  Regions has a shelf-registration statement outstanding pursuant to which it may offer up to an additional $200 million of its unsecured, subordinated notes, debentures, bonds or other evidences of indebtedness. The proceeds from any issuances of these securities can be used for general corporate purposes and represents an additional funding source for Regions.

  Two of Regions' banking subsidiaries, First Alabama Bank and Regions Bank of Louisiana, have taken the necessary steps for the possible issuance of up to $250 million in bank notes to institutional investors. The notes can have maturities ranging from 30 days to 30 years and fixed or variable interest rates. The proceeds from issuance of the bank notes can be used in the ordinary course of business and provide an additional source of funding. At December 31, 1995, $75 million in senior bank notes, issued by Regions Bank of Louisiana, were outstanding. First Alabama Bank's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa2" by Moody's Investors Service. Regions Bank of Louisiana's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa3" by Moody's Investors Service.
  Regions' and its banking subsidiaries' high quality ratings from nationally recognized rating agencies enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.
  Historically, Regions has found short- and intermediate-term credit readily available on reasonable terms from money center or regional banks. Regions' management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

        Deposits are Regions' primary funding source. Deposits accounted for 89% of the funding for average earning assets in 1994 and 87% of the funding for average earning assets in 1995. During the period 1991 through 1993, interest rates dropped to historically low levels and pricing spreads (the difference between rates paid on different deposit products) narrowed considerably. Since very little pricing spread existed, rate sensitive customers moved funds out of term deposits, such as certificates of deposits, into liquid, short-term deposits. During 1994, interest rates increased rapidly causing customers to take advantage of higher rates and resulting wider pricing spreads by moving funds out of liquid, short-term deposits back into time deposits. The rapid increase in interest rates was short-lived, as interest rates peaked in early 1995 and moved lower for the remainder of the year. As interest rates moved lower during 1995, pricing spreads remained fairly wide. As a result, customers continued moving funds out of liquid, short-term deposits into time deposits and money market accounts. Management expects a continuation of this trend as long as pricing spreads remain wide. The trends mentioned above can be seen by examining Regions' deposit composition and by comparing the relative growth rates of Regions' deposit products over the last three years.
        During the last three years, average total deposits grew at a compound annual rate of 21%. Average deposits grew $2.6 billion or 28% in 1994 and $1.6 billion or 13% in 1995. Acquisitions, net of branch sales, contributed average deposit growth of $2.1 billion in 1994 and $848 million in 1995.
        Savings account growth slowed considerably during 1995 because of the trends mentioned above. Average savings accounts increased 30% in 1994 but declined 1% in 1995. Since 1993, this category of deposits increased $220 million, at a compound annual growth rate of 13%. As mentioned above, growth in 1994 occurred as market interest rates fell, making the rates paid on these accounts more attractive relative to other investment alternatives. During 1995, the rate paid on savings accounts became less attractive relative to other investment alternatives. Management expects savings accounts to continue growing slowly, as rate sensitive customers shift funds out of savings accounts into money market accounts and time deposits. In 1995, savings accounts accounted for 8% of average total deposits compared to 9% of average total deposits in 1994.
        Average interest-bearing transaction accounts increased 17% in 1994. During 1995, Regions reclassified a portion of interest-bearing transaction accounts to money market savings accounts, resulting in a 21% decline. Nevertheless, interest-bearing transaction accounts continue to be an important source of funds for Regions, accounting for 15% of average total deposits in 1994 but declining to 11% of average total deposits in 1995. Regions values interest-bearing transaction accounts as a stable funding source. This is evidenced by the introduction of an innovative interest-bearing transaction product called Regions Management Account. Management regards the Regions Management Account, introduced in early 1995, as a highly competitive product.
        Money market savings products continue to be Regions' fastest growing deposit products, increasing at a compound annual rate of 38% since 1993. As market interest rates increased in 1994 and decreased in 1995, customers responded to Regions' innovative, competitive money market savings products by continuing to invest in these accounts, resulting in average balance increases of 21% in 1994 and 57% in 1995. As mentioned above, a reclassification from interest-bearing transaction accounts to money market savings inflated the 1995 money market savings growth rate. Money market savings products are a significant funding source for Regions, accounting for 13% of average total deposits in 1994 and 18% of average total deposits in 1995.
        Average certificates of deposit of $100,000 or more increased 49% in 1994 and 38% in 1995, due to their increased use as a funding source. Since 1993, certificates of deposit of $100,000 or more have increased at a compound annual rate of 43%, and in 1995 accounted for 12% of average total deposits, up from a three year low of 9% in 1993.
        Average other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) increased 34% in 1994 and 10% in 1995. This category of deposits continues to be Regions' primary funding source; it accounted for 38% of average total deposits in 1995, down from 39% of average total deposits in 1994. Rising interest rates and wider pricing spreads over the last two years have made this category of deposits attractive relative to other investment alternatives. In addition, Regions has successfully marketed a special certificate of deposit product that provides customers with an attractive interest rate and an early redemption option. This and other innovative deposit products have helped Regions continue to grow deposits and maintain market share in the Company's major markets.
        The sensitivity of Regions' deposits over the last three years to changes in market interest rates is reflected in the Company's average interest rate paid on interest-bearing deposits (see table following on Average Rates
Paid). The rate paid on interest-bearing deposits decreased to 3.54% in 1993, increased to 3.71% in 1994 and to 4.66% in 1995.
        A detail of interest-bearing deposit balances at December 31, 1995, and 1994, and the interest expense on these deposits for the three years ended December 31, 1995, is presented in Note H to the supplemental consolidated financial statements.

The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:

(in thousands)                                                                 December 31
                                                                           1995            1994
Interest-bearing deposits of less than $100,000                       $ 9,991,747      $ 8,844,428
Time certificates of deposit of $100,000 or more, maturing in:
 3 months or less                                                         603,110          719,724
 over 3 through 6 months                                                  200,619          160,020
 over 6 through 12 months                                                 239,474          124,805
 over 12 months                                                           340,646          385,466
                                                                      -----------      -----------
  Total                                                                 1,383,849        1,390,015
Other time deposits of $100,000 or more maturing in 3 months or less      257,046          541,699
  Total                                                               $11,632,642      $10,776,142


The following table presents the average amounts of deposits outstanding by category for the three years ended December 31, 1995:


(in thousands)                                                    Average Amounts Outstanding
                                                              1995            1994            1993
Non-interest-bearing demand deposits                      $ 1,748,647     $ 1,613,461      $1,340,625

Interest-bearing transaction accounts                       1,428,900       1,805,640       1,545,462
Savings accounts                                              995,307       1,004,625         775,214
Money market savings accounts                               2,450,687       1,557,413       1,287,717
Certificates of deposit of $100,000 or more                 1,652,016       1,199,713         805,996
Other interest-bearing deposits                             4,976,959       4,524,256       3,369,377
  Total interest-bearing deposits                          11,503,869      10,091,647       7,783,766
  Total deposits                                          $13,252,516     $11,705,108      $9,124,391

The following table presents the average rates paid on deposits by category for the three years ended December 31, 1995:

                                                          Average Rates Paid
                                                      1995       1994       1993
Interest-bearing transaction accounts                 2.86%      2.79%      2.53%
Savings accounts                                      2.75       2.86       2.85
Money market savings accounts                         3.93       2.84       2.72
Certificates of deposit of $100,000 or more           5.03       3.91       3.58
Other interest-bearing deposits                       5.79       4.51       4.46
     Total interest-bearing deposits                  4.66%      3.71%      3.54%


BORROWED FUNDS

     Regions' short-term borrowings consist of federal funds purchased and security repurchase agreements, commercial paper and other short-term borrowings.
     Federal funds purchased and security repurchase agreements are used to satisfy daily funding needs and, when advantageous, for rate arbitrage. Federal funds purchased and security repurchase agreements decreased from $1.1 billion at December 31, 1994, to $1.0 billion at December 31, 1995. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and security repurchase agreements, net of federal funds sold and security reverse repurchase agreements, increased $223.1 million in 1994 and $461.3 million in 1995. These increases resulted from increased reliance on purchased funds to support earning asset growth and the need to replace approximately $177 million in deposits sold in connection with the sale of five branch offices in 1994. The higher level of net purchased funds is expected to continue unless alternative funding sources are utilized or unless earning assets grow slower than interest-bearing liabilities.
     At December 31, 1995, $21.1 million in commercial paper was outstanding, compared to $18.6 million at December 31, 1994. The Company issues commercial paper through its private placement commercial paper program. The Company's retail commercial paper program was discontinued in 1993 since the private placement program was meeting the Company's needs at a lower cost. Company policy limits total commercial paper outstanding, at any time, to $75 million. The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.
     Other short-term borrowings increased $7.4 million from December 31, 1994 to December 31, 1995. At December 31, 1994, no borrowings were outstanding on the Company's short-term borrowing arrangement with an unaffiliated bank, compared to $10.0 million outstanding at December 31, 1995. The remaining amount of other short-term borrowings consists of treasury tax and loan note borrowings and a short sale liability at Regions' broker/dealer subsidiary. Treasury tax and loan note borrowings represent short-term borrowing from the
U. S. Treasury, payable on demand. Short sales are frequently used by the broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.
     Regions' long-term borrowings consist primarily of subordinated notes, Federal Home Loan Bank borrowings, senior bank notes and other long-term notes payable.
     Subordinated notes and debentures decreased $5.2 million in 1995, after increasing $124.6 million in 1994. The decrease in 1995 resulted from the early pay off of the parent company's 8.75% debentures, which were originally issued in 1973. In 1994, Regions issued $125 million in subordinated notes, which qualify as Tier 2 capital under Federal Reserve (Fed) guidelines. The proceeds of these notes were used for general corporate purposes, including the repurchase in the open market of shares of Regions' Common Stock, which were issued in connection with specific acquisitions accounted for as purchases. Issuance of the subordinated notes improved the Company's total capital ratios and provided an additional source of financing growth of the Company. As previously mentioned, Regions has a shelf-registration statement outstanding which authorizes the issuance of up to an additional $200 million in indebtedness.

     Federal Home Loan Bank borrowings decreased $23.2 million in 1995 and $46.4 million in 1994, after increasing $351.5 million in 1993. The increase in 1993 related to Federal Home Loan Bank borrowings assumed in connection with the acquisition of Secor Bank at year-end 1993. As a portion of these borrowings matured and were paid off in 1994 and 1995, the balance outstanding on Federal Home Loan Bank borrowings declined. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effect future interest rate changes may have on the Company's real estate mortgage portfolio.
     In April 1995, Regions Bank of Louisiana, Regions' Louisiana bank subsidiary, issued $100 million in unsecured senior bank notes under its bank note program. Currently, up to $250 million can be outstanding under this program. The bank note program provides Regions with another source of funding and offers flexibility in structuring the terms of the notes. Of the total $100 million issued in 1995, $25 million matured prior to year end.
     Other long-term notes payable consist of mortgages payable on certain of the Company's buildings and low-income housing partnership investments, notes issued to former stockholders of acquired banks and miscellaneous notes payable. Other long-term borrowings declined $1.9 million in 1995, due to scheduled maturities on these borrowings.

STOCKHOLDERS' EQUITY

     Over the past three years, stockholders' equity has increased at a compound annual growth rate of 17.3%. Stockholders' equity has grown from $886 million at the beginning of 1993 to $1.4 billion at year-end 1995. Internally generated retained earnings contributed $349 million of this growth, equity issued in connection with acquisitions accounted for $172 million, and $22 million was attributable to the exercise of stock options and to the issuance of stock for dividend reinvestment plans and employee incentive plans. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 8.7% in 1995, compared to 9.7% in 1994 and 10.2% in 1993.
     Regions' ratio of stockholders' equity to total assets increased to 8.48% at December 31, 1995, compared to 8.14% at December 31, 1994, and 8.40% at December 31, 1993. Regions' capital level is a source of strength and provides flexibility for future growth.
     Regions and its subsidiaries are required to comply with capital adequacy standards established by banking regulatory agencies. Currently, there are two basic measures of capital adequacy: a risk-based measure and a leverage measure.
     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with specified risk-weighting factors. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The banking regulatory agencies have adopted initiatives to begin considering interest rate risk in computing risk-based capital ratios, although such requirements have not yet been implemented.
     The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and non-cumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."
     The banking regulatory agencies also have adopted regulations which supplement the risk-based guidelines to include a minimum ratio of 3% of Tier 1 capital to average assets less goodwill (the "leverage ratio"). Depending upon the risk profile of the institution and other factors, the regulatory agencies may require a leverage ratio of 1% to 2% above the minimum 3% level.


     The following chart summarizes the applicable bank regulatory capital requirements. Regions' capital ratios at December 31, 1995, substantially exceeded all regulatory requirements.

BANK REGULATORY CAPITAL REQUIREMENTS

                                                       MINIMUM
                                                      REGULATORY          REGIONS AT
                                                      REQUIREMENT      DECEMBER 31, 1995
Tier 1 capital to risk-adjusted assets                   4.00%               11.75%
Total risk-based capital to risk-adjusted assets         8.00                14.81
Tier 1 leverage ratio                                    3.00                 7.77


     Total capital at the banking affiliates also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. As of December 31, 1995, all of Regions' banking affiliate had the requisite capital levels to qualify as well capitalized.
     Regions attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1995, excluding the effect of the First National business combination, Regions returned 35% of earnings to its stockholders in the form of dividends. Total dividends declared by Regions in 1995, were $60.1 million or $1.32 per share, an increase of 10% from the $1.20 per share in 1994.
     In January 1996, the Board of Directors declared an increase in the quarterly cash dividend from $.33 to $.35 per share, a 6% increase. This is the twenty-fifth consecutive year that Regions has increased cash dividends.

     The following table shows the percentage distribution of Regions' consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1995:

                                                 1995    1994    1993    1992    1991
ASSETS
Earning assets:
  Taxable securities                             18.9%   20.2%   18.4%   20.0%   19.8%
  Non-taxable securities                          2.5     2.7     3.0     2.8     3.1
  Federal funds sold                              0.8     1.3     1.4     3.0     2.2
  Loans (net of unearned income):
      Commercial                                 14.8    15.2    17.4    18.3    19.4
      Real estate                                37.4    34.4    30.7    27.5    26.9
      Installment                                17.5    16.4    17.6    16.7    17.0
        Total loans                              69.7    66.0    65.7    62.5    63.3
      Allowance for loan losses                  (0.9)   (1.0)   (1.0)   (0.9)   (0.8)
        Net loans                                68.8    65.0    64.7    61.6    62.5
  Other earning assets                            1.0     2.4     3.7     3.6     3.5
        Total earning assets                     92.0    91.6    91.2    91.0    91.1
Cash and due from banks                           3.3     3.7     4.4     4.2     4.2
Other non-earning assets                          4.7     4.7     4.4     4.8     4.7
        Total assets                            100.0%  100.0%  100.0%  100.0%  100.0%
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest-bearing                           10.7%   11.4%   12.6%   12.1%   12.1%
  Interest-bearing                               70.1    71.2    73.4    75.2    75.5
      Total deposits                             80.8    82.6    86.0    87.3    87.6
Borrowed funds:
   Short-term                                     5.5     3.4     2.1     2.2     2.3
   Long-term                                      4.0     4.2     1.7     0.6     0.3
      Total borrowed funds                        9.5     7.6     3.8     2.8     2.6
Other liabilities                                 1.3     1.4     1.4     1.3     1.3
      Total liabilities                          91.6    91.6    91.2    91.4    91.5
Stockholders' equity                              8.4     8.4     8.8     8.6     8.5
      Total liabilities and
      stockholders' equity                      100.0%  100.0%  100.0%  100.0%  100.0%

Condensed average statements of condition, related interest income/expense and applicable yields/rates for the last three years are shown below:

Average Balances, Interest, and Yields/Rates

                                                             1995                                          1994
                                        -------------------------------------------    -------------------------------------------
                                          AVERAGE      TAXABLE EQUIVALENT    YIELD/      AVERAGE     TAXABLE EQUIVALENT     YIELD/
                                          BALANCES         INTEREST           RATE       BALANCES         INTEREST           RATE
                                        -------------------------------------------    -------------------------------------------
ASSETS
Earning assets:
 Taxable securities                     $ 3,106,739        $ 203,204          6.54%    $ 2,854,715        $ 181,018          6.34%
 Tax-exempt securities                      410,765           36,958          9.00         382,583           37,350          9.76
 Federal funds sold                         131,862            7,761          5.89         177,642            7,016          3.95
 Loans, net of unearned income           11,412,900        1,014,995          8.89       9,352,856          761,027          8.14
 Mortgage loans held for sale               121,476            9,335          7.68         298,733           20,363          6.82
 Other earning assets                        49,808            4,347          8.73          47,923            1,970          4.11
                                        -------------------------------------------    -------------------------------------------
  Total earning assets                   15,233,550        1,276,600          8.38      13,114,452        1,008,744          7.69
Allowance for loan losses                  (154,170)                                      (139,604)
Cash and due from banks                     546,529                                        525,936
Other non-earning assets                $   775,125                                        663,403
                                        -------------------------------------------    -------------------------------------------
  Total assets                          $16,401,034                                    $14,164,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                   $ 1,748,647                                    $ 1,613,461
 Interest-bearing                        11,503,869          535,880          4.66%     10,091,647          374,533          3.71%
                                        -------------------------------------------    -------------------------------------------
  Total deposits                         13,252,516          535,880          4.04      11,705,108          374,533          3.20
Borrowed funds:
 Short-term                                 900,246           57,429          6.38         471,332           24,766          5.25
 Long-term                                  652,520           42,027          6.44         601,781           36,858          6.12
                                        -------------------------------------------    -------------------------------------------
  Total borrowed funds                    1,552,766           99,456          6.41       1,073,113           61,624          5.74
Other liabilities                           211,037                                        202,765
  Total liabilities                      15,016,319                                     12,980,986
Stockholders' equity                      1,384,715                                      1,183,201
                                        -------------------------------------------    -------------------------------------------
  Total liabilities and
    stockholders' equity                $16,401,034                                    $14,164,187

 Taxable Equivalent Net interest income                    $ 641,264                                      $ 572,587
Average interest rate earned                                                  8.38%                                          7.69%
Average interest rate paid                                                    4.87%                                          3.91%
Interest spread                                                               3.51%                                          3.78%
Net interest margin                                                           4.21%                                          4.37%
                                        -------------------------------------------    -------------------------------------------


                                                             1993
                                        -------------------------------------------
                                          AVERAGE     TAXABLE EQUIVALENT     YIELD/
                                          BALANCES         INTEREST           RATE
                                        -------------------------------------------
ASSETS
Earning assets:
 Taxable securities                     $ 1,954,191        $ 136,038          6.96%
 Tax-exempt securities                      316,651           32,621         10.30
 Federal funds sold                         150,664            4,658          3.09
 Loans, net of unearned income            6,971,610          564,298          8.09
 Mortgage loans held for sale               310,710           22,205          7.15
 Other earning assets                        80,361            3,149          3.92
                                        -------------------------------------------
  Total earning assets                    9,784,187          762,969          7.80
Allowance for loan losses                  (108,951)
Cash and due from banks                     469,657
Other non-earning assets                    458,743
                                        -------------------------------------------
  Total assets                          $10,603,636

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                   $ 1,340,625
 Interest-bearing                         7,783,766          275,455          3.54%
                                        -------------------------------------------
  Total deposits                          9,124,391          275,455          3.02
Borrowed funds:
 Short-term                                 217,703            7,859          3.61
 Long-term                                  182,115           12,881          7.07
                                        -------------------------------------------
  Total borrowed funds                      399,818           20,740          5.19
Other liabilities                           150,107
  Total liabilities                       9,674,316
Stockholders' equity                        929,320
                                        -------------------------------------------
  Total liabilities and
    stockholders' equity                $10,603,636

 Taxable Equivalent Net interest income                    $ 466,774
Average interest rate earned                                                  7.80%
Average interest rate paid                                                    3.62%
Interest spread                                                               4.18%
Net interest margin                                                           4.77%
                                        -------------------------------------------


OPERATING RESULTS

     Net income increased 10% in 1995 and 23% in 1994. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1995 and 1994.

SUMMARY OF CHANGES IN OPERATING RESULTS
(dollar amounts in thousands)                               Increase (Decrease)
                                           1995 COMPARED                1994 Compared
                                              TO 1994                      to 1993
                                               AMOUNT        %              Amount         %
  --------------------------------------------------------------------------------------------
NET INTEREST INCOME                           $68,728       12%            $105,187       23%
  Provision for loan losses                     9,691       47               (4,115)     (17)
Net interest income after
  provision for loan losses                    59,037       11              109,302       26
NON-INTEREST INCOME:
Trust department income                         3,925       18                1,182        6
Service charges on deposit accounts            11,004       18                9,714       19
Mortgage servicing and origination fees        (1,757)      (4)              (1,783)      (4)
Securities transactions                          (768)    (223)                (487)     (59)
Other                                           2,953        7               (6,726)     (14)
  Total non-interest income                    15,357        9                1,900        1
NON-INTEREST EXPENSE:
Salaries and employee benefits                 32,867       14               29,021       15
Net occupancy expense                           1,793        7                6,422       31
Furniture and equipment expense                 2,029        7                4,429       18
FDIC insurance expense                         (7,906)     (30)               6,345       32
Other                                          16,302       12               13,029       11
  Total non-interest expense                   45,085       10               59,246       15
  Income before income taxes                   29,309       11               51,956       24
Applicable income taxes                        12,000       14               17,940       27
  NET INCOME                                  $17,309       10%             $34,016       23%

NET INTEREST INCOME

     Net interest income (interest income less interest expense) is Regions' principal source of income. Net interest income increased 12% in 1995 and 23% in 1994. On a taxable equivalent basis, net interest income also increased
12% in 1995 and 23% in 1994. The table following provides additional information to analyze the changes in net interest income.
     In 1995, increases in the volume of interest-earning assets and interest-bearing liabilities contributed to the increase in net interest income. During 1995, average earning assets grew 16% and average interest-bearing liabilities grew 17%. However, unfavorable changes in earning asset yields and interest-bearing liability rates partially offset the increase in net interest income attributable to volume changes. Volume increases in earning assets typically increase net interest income due to the positive spread between earning asset yields and interest-bearing liability rates.
     In 1994, increases in the volume of interest-earning assets and interest-bearing liabilities also contributed to the increase in net interest income. During 1994, average earning assets grew 34% and average interest-bearing liabilities grew 37%. As was the case in 1995, unfavorable changes in earning asset yields and interest-bearing liability rates partially offset the increase in net interest income attributable to volume changes.
     Regions measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of earning assets. The interest margin declined from 4.77% in 1993 to 4.37% in 1994 and to 4.21% in 1995. Changes in the interest margin occur primarily due to four factors: (1) the interest rate spread (taxable equivalent yield on earning assets less the rate on interest-bearing liabilities), (2) the percentage of earning assets funded by interest-bearing liabilities, (3) changes in market interest rates and (4) changes in the statutory federal income tax rate. Year-to-year comparisons of the interest margin ratio are affected by acquisitions that occurred in late 1993 and in late 1994. Even though these institutions added significantly to net interest income, they generally had an adverse impact on the interest margin ratio by negatively affecting items (1) and (2) above.
     The first factor affecting Regions' interest margin is the interest rate spread. Regions' average interest rate spread was 4.18% in 1993, 3.78% in 1994 and 3.51% in 1995. The interest rate spread contracted in 1995 because interest-bearing liability rates increased 27 basis points more than did earning asset yields. Recently, growth in Regions' earning asset portfolios has come primarily from lower spread business. This is the result of both the competitive financial services environment and a strategic decision to pursue this type business. Although lower spread business reduces the average interest rate spread, effectively managed it provides an efficient method of leveraging the Company's capital base, thereby adding substantially to earnings per share and return on stockholders' equity. With the rapid run-up in interest rates that occurred during 1994, followed by the decline in interest rates during 1995, the average rate on the certificate of deposit (CD) portfolio remained considerably above current market interest rates. The CD portfolio reprices to prevailing market interest rates more gradually than do other interest-bearing liabilities. As a result, the average rate paid on the CD portfolio did not fall as fast as other interest-bearing liability rates, causing a reduction in the interest rate spread. During 1995, Regions issued $100 million in senior bank notes, of which $25 million matured by year-end 1995. Bank notes carry higher interest rates and longer-terms than Regions' primary funding sources, resulting in an increase in the average rate paid on interest-bearing liabilities and a reduction in the interest rate spread. Regions also purchased a large block of securities and funded the purchase with market rate borrowings. Although this transaction created substantial earnings, it also reduced the interest rate spread.
     The interest rate spread contracted in 1994 because earning asset yields declined 11 basis points while interest-bearing liability rates increased 29 basis points. As mentioned above, 1994 earning asset yields and interest-bearing liability rates were adversely affected by acquisitions. During 1994, Regions added substantially to its adjustable rate mortgage (ARM) portfolio. To attract borrowers, ARMs start with low initial rates. Consequently, ARMs typically reduce the average earning asset yield during their initial repricing period. Regions funded the ARM growth with relatively expensive market rate funding. This had the effect of increasing the rates paid on interest-bearing liabilities. During 1994, Regions also issued an additional $125 million in subordinated notes (see Note I to the supplemental consolidated financial statements). These notes typically carry higher rates and longer maturities than Regions' primary funding sources. As a result, these notes have the effect of increasing the average rate paid on interest-bearing liabilities.
     The mix of earning assets can also affect the interest rate spread. During 1995, loans, which are typically Regions' highest yielding earning asset, increased as a percentage of earning assets -- partially offsetting the effects of contracting spreads. Average loans as a percentage of earning assets were 71% in 1994 and 75% in 1995.
     The second factor affecting the interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for Regions' earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The net spread on earning assets funded by non-interest-bearing liabilities and stockholders' equity is higher than the net spread on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities increased from 84% in 1993, to 85% in 1994 and to 86% in 1995. The changes in the percentage of earning assets funded by interest-bearing liabilities had a negative effect on net interest income in 1994 and 1995. The trend has been for a greater percentage of new funding for earning assets to come from interest-bearing sources. Management expects this trend to continue. As mentioned above, during 1994, the percentage of earning assets funded by interest-bearing liabilities increased, at least partially, as a result of acquisitions that occurred late in 1993.
     The third factor affecting the interest margin is market interest rates. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), strongly influence the pricing on most categories of Regions' earning assets and interest-bearing liabilities. The level of market interest rates generally declined from 1990 through 1993, reaching historically low levels in late 1993. As a result of declining market rates during this period, the yield on earning assets and the rate on interest-bearing liabilities declined. Beginning in February 1994, the Fed began to change interest rates significantly over a relatively short period of time. In a series of six steps occurring over less than 12 months, the Fed increased the Federal Funds rate 250 basis points from 3.00% to 5.50%. In February 1995, the Fed increased the Fed Funds rate an additional 50 basis points to 6.00% - making the total increase 300 basis points over 12 months. In July 1995, the Fed reversed course and began lowering the Federal Funds rate. In two separate moves, the Fed lowered the Federal Funds rate to 5.50%. As market rates moved higher during 1994, Regions' earning asset yields and interest-bearing liability rates reacted by also moving higher. However, the flattening yield curve tended to cause interest-bearing liability rates to increase slightly faster than earning asset yields. During the first half of 1995, earning asset yields and interest-bearing liability rates continued to increase, with interest-bearing liability rates increasing slightly faster than earning asset yields. During the last half of 1995, with market interest rates falling, earning asset yields and interest-bearing liability rates began to fall. During this period, earning asset yields fell slightly faster than did interest-bearing liability rates.
     The last factor, changes in the statutory federal income tax rate, affected the interest margin in 1993. The marginal federal tax rate was constant at 34% from 1988 through 1992, but was increased to 35% in 1993. Comparisons of the interest margin to years prior to 1993 are affected by the change in this rate. The higher tax rate in 1993 increased the taxable equivalent value of interest income on tax-free loans and securities and thus increased the interest margin by 1 basis point in 1993. This increase is "artificial" since it reflects increased tax expense resulting from the tax rate change.

INTEREST RATE SENSITIVITY

     The primary objective of Asset/Liability Management at Regions is to achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive liabilities, adjusted for the effect of off-balance sheet hedges, (interest rate sensitivity) is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over periods of up to ten years, but places particular emphasis on the first year. At December 31, 1995, approximately 45% of earning assets and 70% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1996.
     The accompanying table shows Regions' rate sensitive position at December 31, 1995, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next 12 months approximately $3.9 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1995, was 0.64, indicating a "liability sensitive" position. However, this ratio is only one of the tools that management uses to measure rate sensitivity.
     Historically, Regions has not experienced the level of net interest income volatility indicated by gap analysis. The primary reason for the lack of volatility is that Regions has a relatively large base of core deposit products that do not reprice on a contractual basis. These deposit products include regular savings, interest-bearing transaction accounts and a portion of money market savings accounts. Balances for these accounts are reported in the one to three month repricing category and comprise 26% of interest-bearing deposits. However, the rates paid on these accounts are typically not rate sensitive and can be adjusted at management's discretion. Over the last five years, Regions has used these accounts to effectively manage its interest rate sensitivity.
     Another reason for the lack of volatility in net interest income is that Regions' loan and security portfolios contain fixed-rate mortgage-related products, including whole loans, mortgage-backed securities and collateralized mortgage obligations having amortization and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category. In fact, a significant portion of these earning assets may pay-off within one year or less, because their cash flow characteristics are materially impacted by mortgage refinancing activity. If regular savings, a portion of money market savings and a portion of interest-bearing transaction accounts were redistributed based on expected cash flows and probable repricing intervals, Regions' one-year cumulative gap ratio would be 0.89 -- indicating a significantly less "liability sensitive" position than that reported above.
     At December 31, 1995, Regions owned one interest rate swap with a $7.9 million notional principal amount, in which it is receiving a fixed interest payment (see Note M to the supplemental consolidated financial statements).
This swap agreement was entered into by Secor Bank prior to its acquisition by Regions. Secor Bank used this swap to control interest sensitivity. This swap matures in May 1996, and has no material effect on Regions' rate sensitivity.
     As mentioned above, Regions uses additional tools to monitor and manage interest rate sensitivity. One of the primary tools used is simulation analysis. Simulation analysis is the primary method of estimating future earnings streams under varying interest rate conditions. Simulation analysis is used to test the sensitivity of Regions' net interest income to both the level of interest rates and the slope of the yield curve. Simulation analysis uses a more detailed version of the information shown in the accompanying table that includes adjustments for the expected timing and magnitude of asset and liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis also indicates that Regions is slightly "liability sensitive."

INTEREST RATE SENSITIVITY ANALYSIS

                                                                               December 31, 1995
(dollar amounts in millions)                                                  Rate Sensitive Period
                                                 1-3             4-6           7-12                  OVER 1 YEAR OR
                                              MONTHS          MONTHS         MONTHS          TOTAL    NON-SENSITIVE           TOTAL
EARNING ASSETS:
 Loans, net of unearned income              $ 3,735.5      $   655.0      $ 1,238.5      $ 5,629.0        $ 5,913.3       $11,542.3
 Investment securities                          196.2          237.1          124.4          557.7          1,031.4         1,589.1
 Securities available for sale                  219.1          140.4          278.7          638.2          1,636.5         2,274.7
 Interest bearing deposits
   in other banks                                52.5            1.2            2.8           56.5                -            56.5
 Federal funds sold and securities
    purchased under agreements
    to resell                                    66.3              -              -           66.3                -            66.3
 Mortgage loans held for sale                   117.1              -              -          117.1                -           117.1
 Trading account assets                          28.9              -              -           28.9                -            28.9
  Total earning assets                      $ 4,415.6      $ 1,033.7      $ 1,644.4      $ 7,093.7        $ 8,581.2       $15,674.9
  Percent of total earning assets                28.2%           6.6%          10.5%          45.3%            54.7%          100.0%
FUNDING SOURCES:
 Non-interest-bearing deposits                     --              -              -              -        $ 1,865.0       $ 1,865.0
 Savings deposits                           $   980.4              -              -      $   980.4                -           980.4
 Other time deposits                          5,874.4      $ 1,242.8      $ 1,637.3        8,754.5          1,897.7        10,652.2
 Short-term borrowings                          958.8          104.8            5.0        1,068.6                -         1,068.6
 Long-term borrowings                           125.3           56.2           19.2          200.7            431.3           632.0
  Total interest-bearing liabilities          7,938.9        1,403.8        1,661.5       11,004.2          2,329.0        13,333.2
 Stockholders' equity                               -              -              -              -            476.7           476.7
  Total funding sources                     $ 7,938.9      $ 1,403.8      $ 1,661.5      $11,004.2        $ 4,670.7       $15,674.9
  Percent of total funding sources               50.7%           9.0%          10.6%          70.2%            29.8%          100.0%
Interest sensitive gap                      $(3,523.3)     $  (370.1)     $   (17.1)     $(3,910.5)       $ 3,910.5               -
Cumulative interest sensitive gap           $(3,523.3)     $(3,893.4)     $(3,910.5)     $(3,910.5)               -               -
As percent of total earning assets              (22.5)%        (24.8)%        (25.0)%        (25.0)%              -               -
Ratio of earning assets
  to funding sources                             0.56           0.74           0.99           0.64             1.84            1.00
Cumulative ratio                                 0.56           0.58           0.64           0.64             1.00            1.00

ANALYSIS OF CHANGES IN NET INTEREST INCOME
(in thousands)                                                         Year Ended December 31
                                                    1995 OVER 1994                                1994 over 1993
                                        VOLUME         YIELD/RATE         TOTAL         Volume       Yield/Rate        Total
INCREASE (DECREASE) IN:
  Interest income on:
    Loans                              $177,660         $ 75,045        $252,705       $192,718        $  4,510      $197,228
  Federal funds sold                     (2,114)           2,859             745            925           1,433         2,358
  Taxable securities                     16,416            6,261          22,677         58,115         (12,605)       45,510
  Non-taxable securities                  1,738             (237)          1,501          4,144          (1,074)        3,070
  Other earning assets                  (12,512)           2,791          (9,721)        (2,855)           (162)       (3,017)
    Total                               181,188           86,719         267,907        253,047          (7,898)      245,149
 Interest expense on:
  Savings deposits                         (265)          (1,116)         (1,381)         6,562             105         6,667
  Other interest-bearing deposits        58,827          103,901         162,728         77,475          14,936        92,411
  Borrowed funds                         28,328            9,504          37,832         37,983           2,901        40,884
    Total                                86,890          112,289         199,179        122,020          17,942       139,962
INCREASE IN NET INTEREST INCOME        $ 94,298         $(25,570)       $ 68,728       $131,027        $(25,840)     $105,187


Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.

PROVISION FOR LOAN LOSSES

This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the allowance for loan losses, refer to the section entitled "Loans and Allowance for Loan Losses." In 1993 and 1994, the provision for loan losses was reduced to $24.7 million and $20.6 million, respectively, due primarily to improving economic conditions and to improving loan portfolio quality indicators. In 1995, the provision for loan losses was increased to $30.3 million due to internal growth in the loan portfolio, growth in loans from acquisitions and the estimated impact on Regions of higher consumer debt levels.

TRUST INCOME

Trust income increased 7% in 1993, 6% in 1994 and 18% in 1995. An aggressive sales program has been an important means of increasing trust revenue. Combined with employee incentives for referring trust business, the sales program has produced good results over the last several years. In addition to increased sales efforts, trust income is also affected by the securities markets, since most trust fees are calculated as a percentage of trust asset values. The strength of the securities markets in 1993 and 1995, had a more favorable impact on trust income in those years than in 1994. Increased trust assets, primarily due to acquisitions, also contributed to the higher growth rate in trust income in 1995.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

Service charge income increased 5% in 1993, 19% in 1994, and 18% in 1995, due to increases in the number of deposit accounts, primarily because of acquisitions, and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

     The primary source of this income is Regions' mortgage banking affiliate--Regions Mortgage, Inc. (RMI). A division of First National, The Mortgage Source, also contributed to mortgage servicing and origination fee income. Subsequent to December 31, 1995, The Mortgage Source was merged into RMI. RMI's primary business and source of income is the origination and servicing of mortgage loans for long-term investors.
     In 1995, mortgage servicing and origination fees decreased 4%, from $45.4 million in 1994 to $43.6 million in 1995. Origination fees decreased in 1995 due to a decline in the number and dollar amount of loans closed. An increase in servicing fees partially offset the decline in origination fees. At December 31, 1995, Regions' servicing portfolio totaled $11.0 billion and included approximately 173,000 loans. At December 31, 1994, the servicing portfolio totaled $10.6 billion, compared to $9.6 billion at December 31, 1993. Growth in the servicing portfolio resulted from retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies, partially offset by the sale in 1995 of servicing rights by First National on $1.1 billion of mortgage loans.
     Mortgage servicing and origination fees decreased $1.8 million or 4% in 1994. Origination fees decreased due to a decline in the number of loans closed, primarily as a result of higher mortgage interest rates in 1994. Servicing fees reflected only nominal growth in 1994. The reduced rate of growth in servicing fees in 1994, resulted primarily from (1) a slower rate of growth in the servicing portfolio than in prior years and (2) an increased amount of mortgages in RMI's servicing portfolio owned by Regions' subsidiary banks; servicing fees from these mortgages are eliminated in consolidation as intercompany transactions.
     In 1993, mortgage servicing and origination fees increased 17%. Servicing fees increased due to increases in the dollar volume of loans serviced and in the number of loans serviced. Origination fees also increased in 1993, due to increases in the number and dollar amount of loans closed. Lower interest rates in 1993 resulted in increased volumes for new loan closings and refinancings.
     RMI, through its retail and wholesale operations, produced mortgage loans totaling $954 million, $1.9 billion, and $1.9 billion in 1995, 1994 and 1993, respectively. RMI produces loans from 26 offices in Alabama, Georgia, Florida, Mississippi, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast. First National's mortgage division, The Mortgage Source, produced mortgage loans totaling $306 million, $304 million and $228 million in 1995, 1994 and 1993, respectively.
     Purchased mortgage servicing rights, which are included in other assets in the consolidated statement of condition, represent amounts paid, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. An increase in prepayments of these mortgages, due primarily to lower mortgage interest rates, resulted in increased valuation adjustments in 1993. With higher mortgage interest rates during most of 1994 and 1995, which resulted in prepayments returning to more normal levels, no valuation adjustments were necessary in 1994 or 1995. An increase in prepayments of mortgages in the servicing portfolio in the future could result in additional valuation adjustments. An analysis of purchased mortgage servicing rights is summarized as follows:


  (in thousands)                        1995         1994         1993
  Balance at beginning of year        $64,381      $60,410      $46,034
  Net additions                        11,465       17,157       31,819
  Amortization                        (11,257)     (11,934)      (7,821)
  Valuation adjustments                  (320)      (1,252)      (9,622)
  Balance at end of year              $64,269      $64,381      $60,410

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 (Statement 122) "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65." Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exist. Currently only mortgage servicing rights that are purchased from other parties are capitalized and recorded as an asset. Therefore, Statement 122 eliminates the accounting inconsistencies that currently exist between mortgage servicing rights that are derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Statement 122 is effective for fiscal years beginning after December 15, 1995, and the Company adopted the statement in the first quarter of 1996. The adoption of Statement 122 did not have a material impact on Regions' financial statements.

SECURITIES GAINS (LOSSES)

     In 1993, net gains from the sale of investment securities were $831,000, resulting from sales of securities due to credit quality concerns and sales of small blocks of securities that were not consistent with overall portfolio strategy.
     The $344,000 net gain in 1994 from the sale of available for sale securities resulted primarily from dispositions of small blocks of securities acquired in connection with acquisitions, sales of several securities due to credit quality concerns and management's decision to sell certain securities and reinvest the proceeds in higher yielding alternative investments.
     The $424,000 in net losses recognized in 1995 from the sale of available for sale securities with a book value of $50.2 million resulted primarily from sales of securities acquired in connection with acquisitions in which the securities were not consistent with Regions' portfolio strategy and management's decision to sell certain securities and reinvest the proceeds in higher yielding securities.

OTHER INCOME

Refer to Note O to the supplemental consolidated financial statements for an analysis of the significant components of other income. Increases in fee and commission income over the last three years resulted primarily from revisions in charges for certain services, an increased emphasis on charging customers for services performed and an increased customer base due to internal growth and acquisitions. Increases in safe deposit fees, international department income, automated teller machine fees and other customer charges accounted for growth in fees and commissions over the last three years.

     Insurance premium and commission income declined in 1995, after increasing in 1994 and 1993. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volumes resulted in increased income in 1993 and 1994. The additional income associated with increased consumer loan volume in 1995, was offset by decreased commissions from collateral protection insurance coverage, resulting in a decline in insurance premium and commission income in 1995.
     Trading account income decreased in 1995 and 1994, primarily because of lower volumes and a decline in profits from trading in the portfolio. Trading account income increased in 1993 due to increased fees from underwriting public finance obligations and larger profits from trading in the portfolio.
     Gains on the sale of mortgage servicing rights totaled $10.8 million in 1993, compared to $4.6 million in 1994 and $150,000 in 1995.


SALARIES AND EMPLOYEE BENEFITS

     Total salaries and benefits increased 13% in 1993, 15% in 1994 and 14% in 1995. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effects of inflation, higher benefit costs and increases in the number of employees due to increased business activity and acquisitions.

     At December 31, 1995, Regions had 7,707 full-time equivalent employees, compared to 7,485 at December 31, 1994 and 6,769 at December 31, 1993. Employees added as a result of acquisitions accounted for most of these increases. The number of employees at RMI has declined from a high of 735 at December 31, 1993 to 617 at December 31, 1995, primarily due to lower mortgage origination activity over the last two years.
     Salaries, excluding benefits, totaled $135.9 million in 1993, compared to $163.2 million in 1994 and $184.3 million in 1995. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.
     Regions provides employees who meet established employment requirements with a benefits package which includes profit sharing, stock purchase, and medical, life and disability insurance plans. Regions also provides a pension plan for substantially all employees, except for substantially all employees which joined the Company through the First National merger. The total cost to Regions for fringe benefits, including payroll taxes, equals approximately 29% of salaries.
     The contribution to the profit sharing plan increased in each of the last three years and was equal to approximately 9% of after-tax income in 1993, 8% in 1994 and 9% in 1995.
     The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in each of the last three years.
     Commissions and incentives expense decreased from $27.5 million in 1993, to $21.0 million in 1994, and then increased to $23.9 million in 1995. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. In 1991 Regions' stockholders approved a long-term incentive plan that provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares. The long-term incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. Regions also uses cash incentive plans to reward employees for achievement of various goals.
     Payroll taxes increased 13% in 1993, 19% in 1994 and 27% in 1995. Increases in the Social Security tax rate and tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.
     Group insurance expense increased 12% in 1993, 16% in 1994 and 38% in 1995 primarily because of increases in medical claims due to increased employment levels associated with increased business activity and acquisitions, and continued rising health care costs.

NET  OCCUPANCY EXPENSE

Net occupancy expense includes rents, depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by Regions and its affiliates. Regions' affiliates operate offices throughout Alabama and parts of Louisiana, Florida, Georgia, Tennessee, Mississippi and South Carolina.
     Net occupancy expense increased 6% in 1993, 31% in 1994, and 7% in 1995 due to new and acquired branch offices, rising price levels, and increased business activity. Increased acquisitions during 1993 and 1994 were the primary reason for the larger 1994 increase.

FURNITURE AND EQUIPMENT EXPENSE

     Furniture and equipment expense increased 9% in 1993, 18% in 1994, and 7% in 1995. These increases resulted from acquisitions (particularly during 1993 and 1994) rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with other new equipment.

FDIC INSURANCE EXPENSE

     FDIC insurance expense decreased 30% in 1995, compared to 1994, due to lower premium rates during the last seven months of 1995. For Bank Insurance Fund (BIF) deposits, insurance premium rates were decreased from $0.23 per $100 of insured deposits to $0.04 per $100 of insured deposits. Savings Association Insurance Fund (SAIF) deposits remained subject to the $0.23 rate. Approximately 28% of Regions' assessable deposits are considered SAIF deposits.
     FDIC insurance expense increased 4% in 1993 and 32% in 1994, as a result of increased deposits from acquisitions and growth.

     Beginning in 1996, the FDIC announced that it would further reduce deposit insurance premiums applicable to BIF deposits to $2,000 per year per institution for institutions that are in the highest capital and supervisory categories. If this reduced rate were applicable for a full year, Regions' FDIC insurance expense would be reduced by approximately $3.0 million.
     Furthermore, the U. S. Congress is considering enacting legislation to recapitalize the SAIF through a special assessment applicable to SAIF deposits. At this time, Regions is not able to predict the timing or exact amount of any SAIF special assessment that might be required. However, if a 79 basis point assessment were levied against Regions' SAIF deposits (with a 20% reduction for SAIF deposits in institutions where SAIF deposits account for less than 50% of total assessable deposits), Regions would incur a pre-tax charge of approximately $26 million.

OTHER EXPENSES

     Refer to Note O to the supplemental consolidated financial statements for an analysis of the significant components of other expense. Increases in this category of expense generally resulted from acquisitions, expanded programs, increased business activity and rising price levels.
     A recovery from a litigation matter resulted in lower non-credit losses in 1995. Higher miscellaneous losses in 1994, offset the benefit of lower foreclosed property costs, resulting in higher non-credit losses for 1994. Reductions in write-downs in the carrying values of foreclosed properties and associated costs of these properties, contributed to the lower non-credit losses in 1993.
     Expansion of mortgage servicing activities, including additional purchased servicing rights, and accelerated prepayments of mortgages in the servicing portfolio in 1993, resulted in higher amortization of mortgage servicing rights in 1993. As prepayment activity slowed in 1994 and 1995, amortization expense was reduced accordingly.
     Gains or losses on sales of mortgages result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses. (See Note M to the supplemental consolidated financial statements for additional information.)
     The increase in other miscellaneous expenses resulted primarily from increases in amortization of excess purchase price, donations, and state shares tax assessments.

APPLICABLE INCOME TAX

     Regions' provision for income taxes increased 14% in 1995. This increase was caused primarily by a 11% increase in income before taxes. Also contributing to the larger provision for income taxes was a decline in Regions' tax exempt income, as a percentage of total income. For 1993, 1994 and 1995, the Company's tax exempt income as a percentage of income before income taxes was 14.2%, 12.0% and 11.2%, respectively.
Management expects this trend to continue. Federal income tax laws that limit banks' deductions of interest expense related to carrying tax exempt assets acquired after 1982 adversely affect yields on new tax exempt assets and are the primary reason for the relative decline in Regions' tax exempt income.
Note P to the supplemental consolidated financial statements provides more information about the provision for income taxes.
     Federal income tax laws require corporations to pay a minimum level of income tax on their economic income. Corporations must pay the greater of their normal federal income tax or alternative minimum tax. Alternative minimum tax is 20% of alternative minimum taxable income. Alternative minimum taxable income is calculated by adding to taxable income certain tax preference items which are deducted in calculating taxable income. Regions' regular income taxes exceeded its alternative minimum taxes by $19.3 million, $25.7 million and $27.3 million in 1993, 1994 and 1995, respectively.
     Management's determination of the realization of the deferred tax asset is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by certain subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax asset. Management believes that the subsidiaries may be able to generate sufficient operating earnings to realize the deferred tax benefits. In addition, a portion of the amount of the deferred tax asset that can be realized in any year is subject to certain statutory federal income tax limitations. Because of these uncertainties, a valuation allowance has been established. Management evaluates the realizability of the deferred tax asset and adjusts, if necessary, the valuation allowance accordingly. In 1995 the valuation allowance was reduced approximately $2 million, which had the effect of reducing income tax expense by a like amount.

EFFECTS OF INFLATION

     The majority of assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other expenses which tend to rise during periods of general inflation.
     Management believes the most significant impact of inflation on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect net interest income from being affected by wide interest rate fluctuations.

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND
  DIVIDENDS

(in thousands, except per share amounts)                      THREE MONTHS ENDED
                                             MAR. 31        JUNE 30       SEPT. 30        DEC. 31
1995
TOTAL INTEREST INCOME                       $299,945       $314,141       $323,093       $322,421
TOTAL INTEREST EXPENSE                       147,415        159,087        165,604        163,230
 NET INTEREST INCOME                         152,530        155,054        157,489        159,191
PROVISION FOR LOAN LOSSES                      5,050          5,811          6,414         12,996
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                  147,480        149,243        151,075        146,195
TOTAL NON-INTEREST INCOME, EXCLUDING
   SECURITIES GAINS                           43,912         45,675         48,713         49,530
SECURITIES GAINS                                   7            214             85           (730)
TOTAL NON-INTEREST EXPENSE                   116,229        120,429        118,457        132,346
INCOME TAXES                                  24,920         24,802         27,617         18,770
 NET INCOME                                 $ 50,250       $ 49,901       $ 53,799       $ 43,879
PER SHARE:
 NET INCOME                                 $    .81       $    .81       $    .87       $    .71
 CASH DIVIDENDS DECLARED                         .33            .33            .33            .33
 MARKET PRICE:
  LOW                                             31         34 1/2         36 7/8         39 5/8
  HIGH                                        36 1/2         37 1/2         41 3/8             45


(in thousands, except per share amounts)                      Three Months Ended
                                             Mar. 31        June 30       Sept. 30        Dec. 31

1994

Total interest income                       $225,765       $238,333       $255,349       $272,246
Total interest expense                        96,198        100,484        112,074        127,401
 Net interest income                         129,567        137,849        143,275        144,845
Provision for loan losses                      5,040          4,420          4,208          6,912
Net interest income after
  provision for loan losses                  124,527        133,429        139,067        137,933
Total non-interest income, excluding
   securities gains                           44,465         44,457         42,591         40,192
Securities gains                                 443            112             55           (266)
Total non-interest expense                   106,386        109,716        111,612        114,662
Income taxes                                  20,055         22,059         23,237         18,758
 Net income                                 $ 42,994       $ 46,223       $ 46,864       $ 44,439
Per share:
 Net income                                 $    .74       $    .79       $    .81       $    .77
 Cash dividends declared                         .30            .30            .30            .30
 Market price:
  Low                                         30 1/8         30 1/2         34 5/8         29 3/4
  High                                        33 1/2         36 1/8         36 3/4             35

The Common Stock of Regions is traded on the NASDAQ National Market System. The NASDAQ stock quotation symbol is RGBK. Market prices shown represent sales prices as reported in the NASD Monthly Statistical Report. At December 31, 1995, there were 33,400 shareholders of record of Regions Financial Corporation Common Stock.